Exhibit 99.2

FOR IMMEDIATE RELEASE

Group 1 Automotive Board Declares Quarterly Dividend and the Company Provides Share Repurchase Update
HOUSTON, TX, August 12, 2025 - Group 1 Automotive, Inc. (NYSE: GPI) (“Group 1” or the “Company”), a Fortune 250 automotive retailer with 259 dealerships located in the U.S. and U.K., today announced its board of directors declared a quarterly dividend of $0.50 per share. The dividend is consistent with the Company’s previously announced increase of 6% in its annualized dividend rate from $1.88 per share in 2024 to $2.00 per share in 2025.
The dividend is payable on September 16, 2025 to stockholders of record as of September 2, 2025.
The Company also updated its year-to-date share repurchase activity of 447,373 shares of common stock at an average price of $416.60 for a total of $186 million, which represents approximately 3.4 percent of Group 1's outstanding common shares at January 1, 2025. As of August 12, 2025, the Company had $290 million available under its current share repurchase authorization. Purchases may be made from time to time, based on market conditions, legal requirements, and other corporate considerations, in the open market or in privately negotiated transactions. The Company expects that any repurchase of shares will be funded by cash from operations. Repurchased shares will be held in treasury.
ABOUT GROUP 1 AUTOMOTIVE, INC.
Group 1 owns and operates 259 automotive dealerships, 324 franchises and 39 collision centers in the United States and the United Kingdom that offer 36 brands of automobiles. Through its dealerships and omni-channel platform, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service and insurance contracts; provides automotive maintenance and repair services; and sells vehicle parts.
Group 1 discloses additional information about the Company, its business, and its results of operations at www.group1corp.com, www.group1auto.com, www.group1collision.com, www.acceleride.com, and www.facebook.com/group1auto.

FORWARD-LOOKING STATEMENTS
All statements in this press release related to future, not past, events are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on our current expectations and assumptions regarding our business, the economy and other future conditions. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties that may cause actual results to differ materially from those set forth in the statements. For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

SOURCE: Group 1 Automotive, Inc.

Investor contacts:
Terry Bratton
Manager, Investor Relations
Group 1 Automotive, Inc.
ir@group1auto.com
Media contacts:
Pete DeLongchamps
Senior Vice President, Financial Services and Manufacturer Relations
Group 1 Automotive, Inc.
pdelongchamps@group1auto.com
Kimberly Barta
Head of Marketing and Communications
Group 1 Automotive, Inc.
kbarta@group1auto.com
or
Jude Gorman / Clayton Erwin
Collected Strategies
Group1-CS@collectedstrategies.com
3